Exhibit 10.1

NOTE PURCHASE AGREEMENT

BY AND AMONG

AVAGO TECHNOLOGIES LIMITED,

SILVER LAKE PARTNERS IV, L.P.,

AND

DEUTSCHE BANK AG, SINGAPORE BRANCH,

as Lead Manager

as of December 15, 2013

TABLE OF CONTENTS

1. Definitions	1
2. Authorization, Purchase and Sale of Notes	6
2.1. Authorization, Purchase and Sale	6
2.2. Closing	7
3. Representations and Warranties of the Company	7
3.1. Organization and Power	7
3.2. Capitalization	7
3.3. Registration Rights	8
3.4. Authorization	8
3.5. Valid Issuance	8
3.6. No Conflict	9
3.7. Consents	9
3.8. SEC Reports; Financial Statements	9
3.9. Absence of Certain Changes	10
3.10. Absence of Litigation	10
3.11. NASDAQ Global Select Market	10
3.12. Investment Company Act	10
3.13. General Solicitation; No Integration	11
3.14. Brokers	11
3.15. Reliance by the Purchaser	11
4. Representations and Warranties of the Purchaser	11
4.1. Organization	11
4.2. Authorization	11
4.3. No Conflict	12
4.4. Consents	12
4.5. Absence of Litigation	12
4.6. The Purchaser’s Financing	12
4.7. Brokers and Finders	12
4.8. Purchase Entirely for Own Account	13
4.9. General Solicitation	13
4.10. Investor Status	13
4.11. Securities Not Registered	13
4.12. Reliance by the Company and the Lead Manager	14
4.13. Ownership of Ordinary Shares	14
5. Covenants	14
5.1. HSR Approval	14
5.2. Shares Issuable Upon Conversion	14
5.3. Further Assurances	15

TABLE OF CONTENTS (CONTINUED)

5.4. Information Rights	16
5.5. Restrictions on Hedging	17
5.6. Specific Performance	17
5.7. Cooperation	17
5.8. Use of Proceeds	17
5.9. PATRIOT Act	17
5.10. Return on Debt Securities	18
5.11. WKSI Covenant	18
5.12. Lead Manager	18
5.13. Tax Legend Required for Qualifying Debt Securities	18
5.14. Alternative Investment Structure	19
6. Conditions Precedent	21
6.1. Conditions to the Obligation of the Purchaser	21
6.2. Conditions to the Obligation of the Company	22
7. Transfer of the Securities	23
7.1. Transfer Requirements	23
8. Termination	23
8.1. Conditions of Termination	23
8.2. Effect of Termination	24
9. Indemnification of the Purchaser	24
9.1. General	24
9.2. Claims; Disputes	24
9.3. Opportunity to Defend Third Party Claims	25
9.4. Settlement	25
10. Miscellaneous Provisions	26
10.1. Public Statements or Releases	26
10.2. Interpretation	26
10.3. Notices	26
10.4. Severability	28
10.5. Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury	28
10.6. Waiver	29
10.7. Expenses	29
10.8. Assignment	29
10.9. Confidential Information	29
10.10. Third Parties	30
10.11. Counterparts	30
10.12. Entire Agreement; Amendments	31
10.13. Survival	31
10.14. Recourse	31

TABLE OF CONTENTS (CONTINUED)

Exhibits
Exhibit A	Form of Indenture
Exhibit B	Form of Registration Rights Agreement
Exhibit C-1	Form of Legal Opinion of Latham & Watkins LLP
Exhibit C-2	Form of Legal Opinion of WongPartnership LLP
Exhibit D	Form of Management Rights Letter

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of December 15, 2013, by and among Avago Technologies Limited, a company incorporated in the Republic of Singapore (the “Company”), Silver Lake Partners IV, L.P. (together with its successors and permitted assigns, the “Purchaser”) and Deutsche Bank AG, Singapore Branch, as lead manager (in such capacity, the “Lead Manager”).

WHEREAS, the Company has authorized the issuance of $1,000,000,000 aggregate principal amount of its 2.0% Convertible Senior Notes due 2021 (the “Notes”) to be issued in accordance with the terms and conditions of the indenture in the form attached as Exhibit A hereto (with such non-material changes as may be reasonably required by the Trustee and to qualify under the Trust Indenture Act of 1939, as amended, and such other changes as are mutually agreed by the Company and the Purchaser (the “Indenture”), which Notes shall be convertible into unissued ordinary shares, no par value, of the Company (the “Ordinary Shares”);

WHEREAS, the Company desires to issue and sell to the Purchaser pursuant to this Agreement, and the Purchaser desires to purchase from the Company the entire principal amount of the Notes; and

WHEREAS, the Company has appointed the Lead Manager to lead manage the issue of the Notes.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity and whether public or private, before or by any Governmental Authority, any arbitrator or other tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, provided, that each Affiliated Entity and each Affiliate of an Affiliated Entity or the Purchaser shall be deemed to be an Affiliate of the Purchaser.

“Affiliated Entity” shall mean any investment fund or holding company (including any special purpose vehicle) formed for investments purposes that is primarily managed, advised or serviced by the Purchaser or by an Affiliate of the Purchaser or whose general partner, managing member or other controlling Person is the Purchaser or an Affiliate of the Purchaser.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Back Leverage” shall mean the (i) incurrence of indebtedness by the Purchaser to finance a portion of its purchase of the Notes and (ii) granting of liens by the Purchaser to secure payment of such indebtedness, including on the Notes and Ordinary Shares of the Company held by the Purchaser.

“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.

“Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or modified from time to time, and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.

“Change in Control” shall mean the occurrence of any event specified in clauses (ii), (iii) or (iv) of Section 5.4(c) hereof.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended or modified from time to time.

“Company” has the meaning set forth in the first paragraph hereof.

“Confidential Information” has the meaning set forth in Section 10.9 hereof.

“Control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Preferred Shares” shall mean the convertible preferred shares of the Company with a conversion price of $48.04 per share and a dividend rate of 2% per annum payable semiannually that may be issued to the Purchaser consistent with the terms of this Agreement. The terms of the Convertible Preferred Shares shall include the foregoing, the terms described in Section 5.14(b) and such other terms not less favorable as a whole to each of the Company and the Purchaser than such other terms of the Notes as the Company and the Purchaser determine following good faith reasonable best efforts negotiations.

“Debt Commitment Letters” shall have the meaning ascribed to such term as set forth in the Merger Agreement.

“Debt Financing” shall have the meaning ascribed to such term as set forth in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or modified from time to time, and all of the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.8(b) hereof.

“GAAP” has the meaning set forth in Section 3.8(b) hereof.

“Governmental Authority” shall mean any legislature, agency, bureau, branch, department, division, commission, instrumentality, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, provincial or foreign government or any court, arbitrator, arbitration panel or similar judicial body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or modified from time to time.

“Income Tax Act” means the Income Tax Act, Chapter 134 of Singapore, as amended or modified from time to time.

“Indemnification Notice” has the meaning set forth in Section 9.2 hereof.

“Indemnified Person” has the meaning set forth in Section 9.1 hereof.

“Indenture” has the meaning set forth in the recitals hereof.

“Initial Conversion Rate” has the meaning set forth in Section 2.1 hereof.

“IRAS” means the Inland Revenue Authority of Singapore.

“Lead Manager” has the meaning set forth in the first paragraph hereof.

“Losses” has the meaning set forth in Section 9.1 hereof.

“Management Rights Letters” has the meaning set forth in Section 5.16 hereof.

“Material Adverse Effect” shall mean such facts, circumstances, events or changes that are, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets or continuing operations of the Company and its Subsidiaries taken as a whole or (ii) the Company’s ability to perform its obligations under this Agreement, but shall not include facts, circumstances, events or changes (a) generally affecting any of the industries in which the Company, taken together with its Subsidiaries, operates, in the United States or elsewhere in the world or the economy or the financial or securities markets in the United States or elsewhere in the world, in each case, except to the extent such facts, circumstances, events or changes disproportionately affect the Company and its Subsidiaries; (b) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (c) any conditions resulting from natural disasters; (d) any action taken or omitted to be taken by or at the written request of the Purchaser; (e) any announcement of the Merger Agreement, this Agreement or the transactions contemplated hereby, in each case, solely to the extent due to such announcement; (f) resulting from changes in applicable legal requirements, GAAP or accounting standards; (g) resulting from a change in the Company’s stock price or the trading volume in the Ordinary Shares in and of itself (but the underlying reasons for such change shall not be excluded pursuant to this clause); or (h) resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company in and of itself (but the underlying reasons for such failure shall not be excluded pursuant to this clause).

“Merger” shall mean the merger of the Target with or into the Company or a Subsidiary of the Company pursuant to the terms of the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of December 15, 2013 by and among the Target, the Company, Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation and [Leopold] Acquisition Corp., a Delaware corporation.

“Merger Closing” shall mean the “Closing” as defined in the Merger Agreement.

“Notes” has the meaning set forth in the recitals hereof.

“Ordinary Shares” has the meaning set forth in the recitals hereof.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.1(f) hereof.

“Representatives” has the meaning set forth in Section 10.9 hereof.

“Restricted Period” has the meaning set forth in Section 7.1(a) hereof.

“Rule 144” shall mean Rule 144 (or any successor provision) under the Securities Act, as such provision may be amended from time to time.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2012, the Company’s Quarterly Reports on Form 10-Q for each of the fiscal quarters ended February 3, 2013, May 5, 2013 and August 4, 2013, the Company’s Proxy Statement on Schedule 14A for its 2013 Annual Meeting of Stockholders, and any Current Reports on Form 8-K filed or furnished by the Company after October 28, 2012 and prior to the date hereof.

“Securities” shall mean the Notes and the Ordinary Shares issuable upon conversion of the Notes.

“Securities Act” shall mean the Securities Act of 1933, as amended or modified from time to time, and all of the rules and regulations promulgated thereunder.

“Shareholder Vote” shall mean a vote of the holders of the Company’s Ordinary Shares in respect of authorizing (i) the amendment of the articles of association of the Company to provide for the Convertible Preferred Shares, (ii) the issuance of Convertible Preferred Shares and (iii) the issuance of a number of Ordinary Shares which the Company may be obligated to issue upon the conversion of the Convertible Preferred Shares from time to time remaining outstanding.

“Short Sales” has the meaning set forth in Section 5.5 hereof.

“Singapore Tax Advisors” means Allen & Gledhill LLP, whose fees and expenses shall be the responsibility of the Purchaser.

“Singapore Tax Application” shall mean an advance ruling application under Section 108 of the Income Tax Act, to be submitted to the IRAS for the purposes of seeking a Singapore Tax Ruling.

“Singapore Tax Ruling” shall mean shall mean an advance ruling from the IRAS under Section 108 of the Income Tax Act for the benefit of the Company and the holders of the Notes stating that there would be no Singapore withholding taxes payable by the Company upon any conversion of the Notes into Ordinary Shares in accordance with the terms and conditions of the Notes.

“Specified Person” has the meaning set forth in Section 10.14 hereof.

“Subsidiary” when used with respect to any party shall mean any corporation or other organization, whether incorporated or unincorporated (x) of which such party or a Subsidiary of such party is a general partner or managing member or (y) of which at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target” shall mean LSI Corporation, a Delaware corporation.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Management Rights Letters, the Indenture and the Notes.

“Transfer” has the meaning set forth in Section 7.1(a) hereof.

“Trustee” shall mean U.S. Bank National Association or such other financial institution that provides corporate trust services as proposed by the Company and consented to by the Purchaser, which consent shall not be unreasonably withheld.

“Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“WKSI” shall mean a “well known seasoned issuer” as defined under Rule 405 pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as Rule 405.

2. Authorization, Purchase and Sale of Notes.

2.1. Authorization, Purchase and Sale. The Company has authorized (a) the initial sale and issuance to the Purchaser of the Notes and (b) the issuance of the Ordinary Shares to be issued upon the conversion of the Notes. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company the entire principal amount of the Notes at a purchase price equal to the principal amount of Notes purchased. The Conversion Price (as defined in the Indenture) on the Closing Date will equal $48.04 and the Conversion Rate (as defined in the Indenture) shall be 20.8160 (the “Initial Conversion Rate”); provided, that if any event shall occur between the date hereof and the Closing Date (inclusive) that would have resulted in an adjustment to the Conversion Rate (as defined in the Indenture) pursuant to Article X of the Indenture if the Notes had been issued and outstanding since the date hereof, the Initial Conversion Rate and the share amounts in the table of Make-Whole Applicable Increases set forth in Section 10.14(b) of the Indenture shall be adjusted in the same matter as would have been required by Article X of the Indenture if the Notes had been issued and outstanding since the date hereof and the Conversion Price and Initial Conversion Rate included in the Indenture will reflect such adjustment.

2.2. Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Latham & Watkins LLP at 140 Scott Drive, Menlo Park, CA 94025 either (i) simultaneously with the Merger Closing or (ii) on such date as is mutually agreed upon in writing by the Company and the Purchaser (the “Closing Date”). At the Closing, the aggregate principal amount of the Notes shall be reflected in one or more Notes in definitive certificated form in the name of the Purchaser or the name of any purchaser to which the rights and obligations under this Agreement are assigned prior to the Closing Date consistent with the terms of this Agreement and in aggregate principal amount held entirely by the Purchaser, or held by the Purchaser and any purchaser to which the rights and obligations under this Agreement are assigned consistent with the terms of this Agreement, in each case against payment to the Company of the purchase price therefor by wire transfer to the Company of immediately available funds to an account to be designated by the Company.

3. Representations and Warranties of the Company. Except as set forth in the SEC Reports, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act or the Exchange Act, the Company hereby represents and warrants to each of the Purchaser and the Lead Manager as follows:

3.1. Organization and Power. The Company is a company duly organized, validly existing and in good standing (where relevant) under the laws of the Republic of Singapore, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failure of the Company to be in good standing or to have such power and authority or to so qualify would not reasonably be expected to have a Material Adverse Effect.

3.2. Capitalization.

(a) As of August 4, 2013, (i) the total number of outstanding Ordinary Shares was 247,651,731 and the total number of Ordinary Shares issuable upon exercise of outstanding options to acquire Ordinary Shares and on the vesting of restricted shares units was 24,101,416 and (ii) no other shares of stock or options or rights to acquire stock were outstanding. Since August 4, 2013 through the date hereof, (i) the Company has only issued options or other rights to acquire Ordinary Shares in the ordinary course of business consistent with past practice and (ii) the only shares of capital stock issued by the Company were pursuant to outstanding options and other rights to purchase Ordinary Shares. All such issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, no dividends have been paid with respect to the Ordinary Shares since September 30, 2013 and no dividends have been declared with respect to the Ordinary Shares since December 10, 2013.

(b) As of the date of this Agreement, except as set forth in Section 3.2(a), and except for pursuant to the Company’s Benefit Plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.

3.3. Registration Rights. Except as set forth in the Transaction Agreements, the Company has not granted to any Person the right to require the Company to register Ordinary Shares on or after the date of this Agreement.

3.4. Authorization. The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein and therein has been taken. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein and therein do not require any approval of the Company’s stockholders (other than such approval as has already been obtained). Assuming this Agreement constitutes the legal and binding agreement of the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of the other parties thereto, each of the Registration Rights Agreement, the Management Rights Letter, the Indenture and the Notes will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company has approved this Agreement, the issuance of the Notes, and the Ordinary Shares issuable upon conversion of the Notes, and the other transactions contemplated hereby and thereby for purposes of Rule 16b-3 under the Exchange Act.

3.5. Valid Issuance. The Notes being purchased by the Purchaser hereunder will, upon issuance pursuant to the terms hereof and the terms of the Indenture and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms and the terms of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). At or prior to the Closing and at all times thereafter, the Company will have authorized and have available for issuance at least the number of Ordinary Shares into which the Notes may be converted. The Ordinary Shares issuable upon conversion of the Notes have been duly authorized for issuance and, when issued upon conversion of the Notes will be duly and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive or similar rights and will rank pari passu in all respects with all other existing Ordinary Shares. For the purposes of this representation, the term “non-assessable” (a term which has no recognized meaning under Singapore law) in relation to the Ordinary Shares means that holders of such Ordinary Shares, having fully paid up all amounts due on such Ordinary Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Ordinary Shares. Subject to the accuracy of the representations made by the Purchaser in Section 4 hereof, the Notes will be issued to the Purchaser in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of applicable securities laws of the states of the United States. As of the date hereof, the Company is a WKSI (as defined in the Registration Rights Agreement) and is eligible to file as of the date hereof a registration statement on Form S-3 under the Securities Act.

3.6. No Conflict. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not (i) violate any provision of the Memorandum and Articles of Incorporation of the Company or (ii) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its Subsidiaries or their respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.7. Consents. All consents, approvals, orders and authorizations required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Notes and the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms have been obtained or made, other than (i) the expiration or termination of any applicable waiting periods under the HSR Act or any foreign antitrust requirements in connection with the issuance of Ordinary Shares upon conversion of the Notes and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

3.8. SEC Reports; Financial Statements.

(a) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 30, 2011 through the date hereof. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(c) Except as disclosed in the SEC Reports, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since August 4, 2013, and (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect.

3.9. Absence of Certain Changes. Since August 4, 2013, there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

3.10. Absence of Litigation. As of the date hereof, there is no action, suit, proceeding, investigation or inquiry pending or, to the Company’s knowledge, threatened by or before any Governmental Authority against the Company or any Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or Governmental Authority binding upon the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

3.11. NASDAQ Global Select Market. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NASDAQ Global Select Market, and the Company has no action pending to terminate the registration of the Ordinary Shares under the Exchange Act or delist the Ordinary Shares from NASDAQ Global Select Market, nor has the Company received any notification that the SEC or the NASDAQ Stock Market is currently contemplating terminating such registration or listing.

3.12. Investment Company Act. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.13. General Solicitation; No Integration. Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

3.14. Brokers. Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

3.15. Reliance by the Purchaser. The Company acknowledges that the Purchaser will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.

4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company and the Lead Manager as follows:

4.1. Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2. Authorization. The Purchaser has all requisite corporate or similar power to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of the Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by the Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the other Transaction Agreements to which the Purchaser will be a party will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3. No Conflict The execution, delivery and performance of the Transaction Agreements by the Purchaser, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of the Purchaser or (ii) any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements (a “Purchaser Adverse Effect”).

4.4. Consents. All consents, approvals, orders and authorizations required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the Notes, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein have been obtained or made, other than (i) the expiration or termination of the applicable waiting period under the HSR Act or any foreign antitrust requirements in connection with the issuance of Ordinary Shares upon conversion of the Notes and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5. Absence of Litigation. As of the date hereof, there is no action, suit, proceeding, investigation or inquiry pending or, to the Purchaser’s knowledge, threatened by or before any Governmental Authority against the Purchaser which, individually or in the aggregate, would reasonably be expected to have a Purchaser Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or Governmental Authority binding upon the Purchaser that would reasonably be expected to have a Purchaser Adverse Effect.

4.6. The Purchaser’s Financing. At the Closing, the Purchaser will have all funds necessary to pay to the Company the purchase price for the Notes being purchased by the Purchaser pursuant to this Agreement in immediately available funds.

4.7. Brokers and Finders. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 10.7 hereof if applicable).

4.8. Purchase Entirely for Own Account. The Purchaser is acquiring the Securities for its own account and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

4.9. General Solicitation. The Purchaser is not purchasing the Securities as a result of any general solicitation or general advertising (within the meaning of Regulation D of the Securities Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

4.10. Investor Status.

(a) The Purchaser certifies and represents to the Company that the Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b) The Purchaser (i) is able to fend for itself in the transactions contemplated by this Agreement, (ii) has such knowledge and experience in financial and business matters as to be able to evaluate the risks and merits of its prospective investment in the Securities, and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(c) The Purchaser (i) has conducted its own investigation of the Company and the terms of the Securities, (ii) has had access to the Company’s public filings and to such business, financial and other information as it deems necessary to make its investment decision, (iii) has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment, and (iv) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

4.11. Securities Not Registered. The Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of the Purchaser’s control and which the Company is under no obligation and may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.12. Reliance by the Company and the Lead Manager. The Purchaser acknowledges that the Company and the Lead Manager will rely upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein.

4.13. Ownership of Ordinary Shares. The Purchaser does not, and during the period beginning on the date of this Agreement and ending immediately after the Closing will not, own any Ordinary Shares.

5. Covenants.

5.1. HSR Approval. The Company and the Purchaser acknowledge that one or more filings under the HSR Act may be necessary in connection with the issuance of the Ordinary Shares upon conversion of the Notes. The Purchaser shall be solely responsible for determining whether any filings under the HSR Act or any foreign antitrust requirements may be necessary in connection with any conversion of Notes held by them and will promptly notify the Company if any such filing is required. If the Purchaser determines that any such filing is required, the Purchaser shall not convert the Notes until such time as the applicable requirements of the HSR Act or such foreign antitrust requirements have been satisfied and any related approvals, consents or waivers have been received, or such time as the Purchaser determines that such requirements are no longer applicable. To the extent reasonably requested, the Company will cooperate with the Purchaser in timely making or causing to be made all applications and filings under the HSR Act or any non-U.S. antitrust requirements in connection with the issuance of the Ordinary Shares upon conversion of Notes held by the Purchaser as promptly as reasonably practicable or as required by the law of the applicable jurisdiction. The Company shall as promptly as reasonably practicable provide from time-to-time such information and documentation regarding the Company and its Subsidiaries as the Purchaser or its assignees may reasonably request in order to determine what non-U.S. antitrust requirements may exist with respect to any potential conversion of the Notes. The Purchaser shall be responsible for the payment of the filing fees associated with any such applications or filings. For the avoidance of doubt, any delivery of the Ordinary Shares upon conversion of the Notes shall be subject to the terms and conditions of the Indenture.

5.2. Shares Issuable Upon Conversion. At any time that the Notes are outstanding, the Company shall cause to be maintained all authorizations required for the issuance of a number of Ordinary Shares which the Company may be liable to issue upon the conversion of the Notes from time to time remaining outstanding, in accordance with the terms and conditions of the Notes. All Ordinary Shares delivered upon conversion of the Notes shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and non-assessable and free of any lien and shall not be subject to any pre-emptive rights or similar rights and shall rank pari passu in all respects with other existing Ordinary Shares. The Company will use reasonable best efforts to cause any Ordinary Shares issued upon conversion of the Notes to be listed with The NASDAQ Global Select Market or, if the Ordinary Shares are no longer listed on the NASDAQ Global Select Market, the primary stock exchange or quotation system on which the Ordinary Shares are then listed by the Company.

5.3. Further Assurances.

(a) Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof. Without limiting the foregoing: the Company shall (x) execute and deliver the Indenture and engage a trustee under the Indenture and cause such trustee to execute and deliver the Indenture, and (y) the Company will execute and deliver to the Purchaser the Registration Rights Agreement and the Management Rights Letters.

(b) The Company and the Purchaser shall use their respective reasonable best efforts to obtain the Singapore Tax Ruling as promptly as practicable after the date hereof and shall jointly appoint the Singapore Tax Advisor to draft and submit the Singapore Tax Application and seek to procure the Singapore Tax Ruling. The Company and the Purchaser shall jointly work with the Singapore Tax Advisors to (w) complete an initial draft of the Singapore Tax Application no later than five (5) business days after the date hereof, (x) submit the Singapore Tax Application to the IRAS no later than ten (10) business days after the date hereof, (y) supply as promptly as practicable any additional information and documentary information or material requested by the Singapore Tax Advisor or the IRAS in connection with the Singapore Tax Application and (z) respond as promptly as practicable to any questions or inquiries from the Singapore Tax Advisor or IRAS in connection with the Singapore Tax Application. The Company and the Purchaser shall consult and cooperate with each other and the Singapore Tax Advisor during the preparation and pendency of the Singapore Tax Application including, without limitation, (i) keeping each other and the Singapore Tax Advisor apprised of the status of the Singapore Tax Ruling, including promptly furnishing the other party with copies of notices, letters or other communications received from, or given to, the IRAS, (ii) providing the other party a reasonable opportunity to review in advance any written communication with the IRAS, and (iii) before participating in any meeting or discussion in person or by telephone with the IRAS expected to address the Singapore Tax Ruling, giving the other party reasonable notice thereof and the opportunity to attend and participate in any such meeting or discussion; provided in no event shall the Company be required to make any change in the terms of the Notes in connection with the Singapore Tax Application or Singapore Tax Ruling. The obligations of the Company and Purchaser to seek the Singapore Tax Ruling shall terminate if the Singapore Tax Ruling is not obtained prior to the Closing.

5.4. Information Rights.

(a) Subject to Section 5.4(c), the Company shall provide the Purchaser with the following information (in addition to any reports required to be provided under the Indenture):

(i) unaudited quarterly (as soon as available and in any event within 40 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 60 days of the end of each year) financial statements prepared in accordance with GAAP, which statements shall include:

(1) the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity (with respect to annual reports only) and cash flows;

(2) a comparison to the corresponding data for the corresponding periods of the previous fiscal year;

(3) a reasonably detailed narrative descriptive report of the operations of the Company and its Subsidiaries in the form and to the extent prepared for presentation to senior management of the Company for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period; and

(4) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available (provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the SEC’s EDGAR system or any successor to the EDGAR system).

(b) The rights of the Purchaser pursuant to this Section 5.4 shall be specific to the Purchaser and shall be non-transferable except to any Affiliated Entity. The rights of the Purchaser pursuant to Section 5.4(a)(i)(1)-(3) shall be deemed satisfied by the delivery to the Purchaser of the reports described in Section 5.4(a)(i)(4) to the extent such reports contain the information described in Section 5.4(a)(i)(1)-(4).

(c) All obligations of the Company pursuant to this Section 5.4 shall terminate upon the first to occur of: (i) such time as the Purchaser, together with its Affiliated Entities, collectively, do not Beneficially Own Notes, together with Ordinary Shares issued upon conversion of the Notes (and based upon the then applicable conversion rate for the Notes), representing at least $100,000,000 principal amount of the Notes, (ii) the Company sells all or substantially all of its assets, (iii) any Person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, obtains Beneficial Ownership of 50% or more of the total outstanding voting power of the Voting Stock, (iv) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the

Company’s Voting Stock immediately prior to the transaction) more than 50% of all of the outstanding Ordinary Shares or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, or (v) the Purchaser terminates in writing all of its rights under this Section 5.4.

5.5. Restrictions on Hedging. The Purchaser agrees that from the date hereof neither it, nor any of its Affiliated Entities will, directly or indirectly, engage in any Short Sales of Ordinary Shares or other form of hedging with respect to the Notes (including a pure economic hedge) at any time prior to the date that is the six (6) month anniversary of the Closing Date or at any time when such transaction would violate Section 7.1 hereof. “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), in each case except for the Back Leverage (which shall not be subject to this Section 5.5).

5.6. Specific Performance. The Purchaser and the Company agree that irreparable damage would occur and that the Company and the Purchaser, as applicable, would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the Purchaser and the Company agree that in the event of any breach or threatened breach by the Company on the one hand and the Purchaser on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and the Purchaser, as applicable, shall without the necessity of proving the inadequacy of money damages or posting a bond or other security be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained herein, this being in addition to any other remedy to which they are entitled at law or in equity.

5.7. Cooperation.

(a) The Company shall keep the Purchaser reasonably informed with respect to the transactions contemplated by the Merger Agreement and the Debt Financing.

(b) The Company shall use reasonable best efforts to provide written notice to the Purchaser of the Closing Date at least ten (10) business days in advance of the Closing Date.

5.8. Use of Proceeds. The Company shall use the proceeds from the issuance of securities pursuant to this Agreement solely to finance in part the transactions contemplated by the Merger Agreement.

5.9. PATRIOT Act. The Company shall use reasonable best efforts to provide all documentation at least two business days prior to the Closing Date that the Purchaser or the Purchaser’s financing sources have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the U.S.A. PATRIOT Act of 2001 to the extent such documentation is requested by the Purchaser at least ten business days prior to the Closing Date.

5.10. Return on Debt Securities. The Company will, and will use reasonable best efforts to procure that the Lead Manager will, duly complete and execute the “Return on Debt Securities” in the prescribed format declaring that the Notes are “Qualifying Debt Securities” for the purposes of the Income Tax Act, and ensure that the “Return on Debt Securities” is submitted to the Monetary Authority of Singapore and such other relevant authorities as may be prescribed within one month from the date of issue of the Notes, and shall ensure that such other particulars in connection with the Notes as the relevant authorities may require are furnished to the relevant authorities.

5.11. WKSI Covenant. If the Company ceases to be a WKSI at any time after the date of this Agreement, it shall file an initial Registration Statement (as defined in the form of Registration Rights Agreement) as promptly as practicable but in any case within sixty (60) days of the date it becomes aware, or reasonably should have known, that it is no longer a WKSI.

5.12. Lead Manager. The Lead Manager covenants that it has lead managed the issue of the Notes and that the Lead Manager is a Financial Sector Incentive (Bond Market) Company as defined in the Income Tax Act.

5.13. Tax Legend Required for Qualifying Debt Securities. The Notes are intended to be “Qualifying Debt Securities” for the purposes of the Income Tax Act and accordingly the following legend is to be inserted in all offering documents related to the Notes:

WHERE ANY INTEREST, DISCOUNT INCOME, PREPAYMENT FEE, REDEMPTION PREMIUM OR BREAK COST IS DERIVED FROM THE NOTES BY ANY PERSON WHO IS NOT RESIDENT IN SINGAPORE AND WHO CARRIES ON ANY OPERATIONS IN SINGAPORE THROUGH A PERMANENT ESTABLISHMENT IN SINGAPORE, THE TAX EXEMPTION AVAILABLE FOR QUALIFYING DEBT SECURITIES (SUBJECT TO CERTAIN CONDITIONS) UNDER THE INCOME TAX ACT SHALL NOT APPLY IF SUCH PERSON ACQUIRES THE NOTES USING THE FUNDS AND PROFITS OF SUCH PERSON’S OPERATIONS THROUGH A PERMANENT ESTABLISHMENT IN SINGAPORE. ANY PERSON WHOSE INTEREST, DISCOUNT INCOME, PREPAYMENT FEE, REDEMPTION PREMIUM OR BREAK COST DERIVED FROM THE NOTES IS NOT EXEMPT FROM TAX (INCLUDING FOR THE REASONS DESCRIBED ABOVE) SHALL INCLUDE SUCH INCOME IN A RETURN OF INCOME MADE UNDER THE INCOME TAX ACT.

In the event that any Notes are no longer intended to be “Qualifying Debt Securities” for the purposes of the Income Tax Act, the Company shall, upon the request of the Purchaser or any of the Purchaser’s Affiliates or permitted assignees, issue to such holder a new Note without the legend contemplated by this Section 5.13.

5.14. Alternative Investment Structure.

(a) In the event that (i) the Singapore Tax Ruling is not received prior to the Closing or (ii) the Company and the Purchaser both determine that the Company is unlikely to receive the Singapore Tax Ruling, upon written request by the Purchaser (the “Preferred Request”) given no later than April 30, 2014, each of the Company and the Purchaser shall use reasonable best efforts in accordance with this Section 5.14 to provide the Purchaser the option to (x) invest in Convertible Preferred Shares at the Closing in lieu of the Notes or (y) if the Shareholder Vote is received after the Closing, to exchange the Notes for Convertible Preferred Shares promptly following the Shareholder Vote; provided that, (i) for the avoidance of doubt, the determination as to whether to invest in such Convertible Preferred Shares in lieu of the Notes or exchange the Notes for such Convertible Preferred Shares, as applicable in the event that the Singapore Tax Ruling is not received prior to Closing, shall be made solely by the Purchaser and (ii) the Company shall not be required to exchange the Notes for the Convertible Preferred Shares in the event that such exchange would cause the Company to incur any tax or adverse change in its tax position (other than with respect to the deductibility of amounts payable on dividends, rather than interest, by the Company and any other insignificant changes to the Company) arising from the exchange (other than any tax which the Purchaser agrees to pay).

(b) In the event of a Preferred Request, each of the Company and the Purchaser shall negotiate in good faith and use reasonable best efforts to agree as promptly as practicable on the terms of the Convertible Preferred Shares and those amendments to this Agreement to address the potential issuance of the Convertible Preferred Shares in accordance with the terms of this Section 5.14. To the extent legally permitted and that there is no adverse change in taxation to the Company (other than with respect to the deductibility of amounts payable on dividends, rather than interest, by the Company and any other insignificant changes to the Company), the terms of the Convertible Preferred Shares shall include (i) (A) a $48.04 initial conversion price, (B) conversion price adjustments, (C) optional repurchase rights of the Company, (D) “Fundamental Change” make-whole and (E) registration rights that shall be consistent with the terms of the Notes and the Transaction Documents, (ii) the preferred dividend of the Convertible Preferred Shares shall be the same as the interest rate in respect of the Notes, (iii) the mandatory redemption date of the Convertible Preferred Shares shall be the same as the maturity date of the Notes, (iv) the aggregate liquidation preference of the Convertible Preferred Shares shall be the same as the aggregate principal amount of the Notes, (v) dividends on the Convertible Preferred Shares will be cumulative, (vi) while the Convertible Preferred Shares are outstanding they shall be senior upon liquidation, payment of dividends and other terms to all other Capital Stock of the Company and upon and during the continuance of any payment default by the Company (x) the holders of the Convertible Preferred Shares will be entitled to customary representation rights of one member on the Board of Directors and (y) all dividends and stock repurchases and redemptions will be prohibited, and (vii) the other economic and non-economic terms and conditions of the Convertible Preferred Shares shall replicate as closely as possible the agreement of the Company and the Purchaser as reflected in the Transaction Documents. In connection with the provisions of an option to the Purchaser to purchase Convertible Preferred Shares in accordance with the terms hereof if the Singapore Tax Ruling is not obtained prior to the Closing, the Purchaser and the Company shall also negotiate in good faith and use reasonable best efforts to reach agreement as soon as practicable to such modification to this Agreement as shall be appropriate and reasonably acceptable to each of the Company and the Purchaser to reflect the potential issuance of the Convertible Preferred Shares on terms that are consistent with those relating to the issuance of the Notes. Without limiting the foregoing, following the amendment of this Agreement and the other Transaction Documents in order to implement the investment or exchange contemplated in Section 5.14(a), the Company will use its reasonable best efforts to (x) hold the Shareholder Vote at the annual general meeting of the holders of Ordinary Shares or convene an extraordinary general meeting of holders of Ordinary Shares for the purpose of holding the Shareholder Vote and (y) obtain the vote of the holders of Ordinary Shares necessary in order to approve the proposal to, inter alia, (i) amend the articles of association of the Company to provide for the Convertible Preferred Shares, (ii) authorize the issuance of Convertible Preferred Shares and (iii) authorize the issuance of a number of Ordinary Shares which the Company may be obligated to issue upon the conversion of the Convertible Preferred Shares from time to time remaining outstanding. In the event that the Company convenes an extraordinary general meeting of the holders of Ordinary Shares for the purpose of holding the Shareholder Vote then the Purchaser will reimburse the Company for fifty percent (50%) of the Company’s reasonable and documented out-of-pocket costs and expenses of holding such meeting. For the avoidance of doubt, in addition to the conditions to closing contained in Article 6 of this Agreement, the authorization and issuance of Convertible Preferred Shares shall be subject to (x) the Company and the Purchaser reasonably agreeing on amendments to this Agreement and any other applicable Transaction Agreement and (y) the approval of the (i) amendment of the articles of association of the Company by a special resolution passed by the affirmative vote of the holders of not less than three-fourths of the issued and outstanding Ordinary Shares present and voting at the extraordinary general meeting and (ii) authorization and issuance of the Convertible Preferred Shares, by an ordinary resolution passed by the affirmative vote of the holders of a simple majority of the issued and outstanding Ordinary Shares present and voting at the extraordinary general meeting. For the further avoidance of doubt, (A) the issuance of the Notes pursuant to Section 2.1 of this Agreement shall not be conditioned on the Shareholder Vote or the Company and the Purchasers reaching agreement on the terms of the Convertible Preferred Shares or the amendments to this Agreement and any other applicable Transaction Agreement necessary to implement this Section 5.14 and (B) if the Singapore Tax Ruling is not obtained on or prior to the closing of the Merger and the provisions of this Section have not fully been completed, Purchaser will purchase the Note subject to the conditions set forth in Section 6 (for the avoidance of doubt, the parties obligations under this Section 5.14 will continue).

5.15 Officers Certificate. The Company shall deliver to the Purchaser at the Closing a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in Section 6.1(a) of this Agreement have been fulfilled and that the Company has performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

5.16 Management Rights Letter. The Company shall deliver to the Purchaser and any purchaser to which the rights and obligations under this Agreement are assigned prior to the Closing Date consistent with the terms of this Agreement at the Closing letters in substantially the form attached hereto as Exhibit D (the “Management Rights Letter”) to the extent such letters have been requested at least five (5) days prior to the Closing Date.

6. Conditions Precedent.

6.1. Conditions to the Obligation of the Purchaser. The obligations of the Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Notes being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver of the following conditions precedent:

(a) The representations and warranties of the Company contained in Section 3.1, Section 3.4, Section 3.5, Section 3.6(i), Section 3.12 and Section 3.13 herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).

(b) The purchase of and payment for the Notes by the Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(c) The Company and the Trustee shall have executed and delivered the Indenture to the Purchaser and the Company shall have executed and delivered the Notes to the Purchaser.

(d) The Company shall have executed and delivered the Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”) to the Purchaser.

(e) The Purchaser shall have received from Latham & Watkins LLP, United States counsel to the Company, an opinion in form and substance reasonably satisfactory to the Purchaser concerning the matters set forth on Exhibit C-1.

(f) The Purchaser shall have received from WongPartnership LLP, Singapore special counsel to the Company, an opinion in form and substance reasonably satisfactory to the Purchaser concerning the matters set forth on Exhibit C-2.

(g) The Merger shall have been consummated or shall be consummated substantially simultaneously with the Closing, in all material respects in accordance with the Merger Agreement without any amendment, supplement, waiver or other modification that, individually or in the aggregate, are not materially adverse to the Purchaser in its capacity as such (it being understood that any modification, amendment, consent or waiver to the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) shall be deemed to be materially adverse to the interests of the Purchaser) unless such amendment, supplement, waiver or other modification is consented to in writing by the Purchaser (such consent not be unreasonably withheld, delayed or conditioned).

(h) The Company shall have received, or substantially simultaneously with the Closing shall receive, the proceeds of the Debt Financing (or any replacement debt financing permissible pursuant to the terms of the Merger Agreement) (other than the proceeds of this Agreement) in an amount sufficient (together with the proceeds from the Closing) to consummate the Merger and the Refinancing (as defined in the Debt Commitment Letters).

6.2. Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchaser the Notes to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver of the following conditions precedent:

(a) The representations and warranties contained herein of the Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of the Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).

(b) The Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date.

(c) The Company shall have received a certificate, dated the Closing Date, on behalf of the Purchaser, signed by an authorized representative thereof, certifying on behalf of the Purchaser that the conditions specified in the foregoing Sections 6.2(a) and (b) have been fulfilled.

(d) The purchase of and payment for the Notes by the Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(e) The Trustee shall have executed and delivered the Indenture to the Company.

(f) The Purchaser shall have executed and delivered the Registration Rights Agreement to the Company.

(g) The Merger shall have been consummated or shall be consummated substantially simultaneously with the Closing.

7. Transfer of the Securities.

7.1. Transfer Requirements.

(a) During the period commencing on the Closing Date and ending on the earliest of (x) the six (6) month anniversary of the Closing Date and (y) the occurrence of any Change in Control or the Company entering into a definitive agreement with respect to a transaction that would result in a Change in Control (such period, the “Restricted Period”), the Purchaser may not sell, assign, transfer or otherwise dispose of (collectively, “Transfer”) any of the Securities except to (i) an Affiliated Entity, (ii) to the Company or its Subsidiaries, (iii) in connection with any merger or consolidation or similar transaction to which the Company is a party or any tender offer for Ordinary Shares, (iv) in connection with the Back Leverage or (v) in connection with any foreclosure of any pledge of Notes or Ordinary Shares that are pledged in connection with a transaction contemplated by clause (iv) of this Section 7.1(a) (including, without limitation, the Back Leverage). For so long as Kenneth Hao remains on the Board of Directors, without the prior written consent of the Company the Purchaser may not Transfer any of the Securities during any period of time that the Company prohibits its directors and officers from trading Securities of the Company, in each case except any Transfer of the type described in clause (i) through clause (v) of this Section 7.1(a) . The Company and the Trustee shall not register any Transfer of the Securities in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders during the Restricted Period as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

(b) The restrictions set forth in this Section 7.1 shall be in addition to the applicable transfer restrictions or other requirements set forth in the Indenture and under applicable law and the Purchaser acknowledges and agrees to be bound thereby.

8. Termination.

8.1. Conditions of Termination.

(a) This Agreement may be terminated by either the Company or the Purchaser at any time after 2:00 p.m., Eastern Standard Time, on December 19, 2013 if the Merger Agreement has not been executed by the parties thereto by such date.

(b) Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Purchaser, or (b) by either the Company or the Purchaser if (x) the Closing shall not have occurred on or prior to September 23, 2014 or (y) the Merger Agreement is terminated for any reason.

8.2. Effect of Termination. In the event of any termination pursuant to Section 8.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchaser, or their directors, officers, general or limited partners, agents or stockholders, with respect to this Agreement, except for liability arising from any knowing and intentional breach by such party of any provision of this Agreement; provided that Article 9, Section 10.7 and Section 10.14 of this Agreement shall indefinitely survive any termination of this Agreement.

9. Indemnification of the Purchaser.

9.1. General. The Purchaser, its Affiliates and their respective directors, officers, members, partners, employees and agents (each an “Indemnified Person”) shall be indemnified by the Company for any and all losses, claims, damages, penalties, liabilities, fines, judgments, awards, settlements, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to which such Indemnified Persons may become subject as a result of, arising in connection with, or relating to any Action by any Person (including, without limitation, any stockholder of the Company regardless of whether such Action is against a Purchaser) if such Action either (x) alleges a breach of any duty, right or other obligation by the Target, the Company, any of their respective subsidiaries and/or any officers or directors of any of the foregoing (other than any Action directly or indirectly arising out of Kenneth Hao’s status as a director of the Company) in such capacity or (y) involves a claim or cause of action with respect to which the Indemnified Persons would not have any liability unless there were a breach of any duty, right or other obligation by the Target, the Company, any of their respective subsidiaries and/or any officers or directors of any of the foregoing in such capacity, in each case with respect to any of the transactions contemplated by this Agreement and/or the Merger Agreement; provided that the Company will not be liable to indemnify any Indemnified Person for any such Losses to the extent that such Losses (w) have resulted from an Action by the Company against the Purchaser in connection with such Purchaser’s breach of this Agreement, (x) are as a result of an Action brought against the Purchaser by any Person who is a limited partner of, or other investor in, such Purchaser in such Person’s capacity as a limited partner of, or other investor in, such Purchaser, (y) as a result of any Action brought against the Purchaser or its Affiliates by any Person providing the Back Leverage or other financing to the Purchaser or its Affiliates in connection with the Purchaser’s or their Affiliates investment in the Securities). For the avoidance of doubt, this Article 9 shall not affect any exculpation or indemnification by the Company of Kenneth Hao in his capacity as a director of the Company.

9.2. Claims; Disputes. Each Indemnified Person shall give the Company prompt written notice (an “Indemnification Notice”) of any third party Action it has actual knowledge of that might give rise to Losses, which notice shall set forth a description of those elements of such Action of which such Indemnified Person has knowledge; provided, that any delay or failure to give such Indemnification Notice shall not affect the indemnification obligations of the Company hereunder except to the extent the Company is materially prejudiced by such delay or failure.

9.3. Opportunity to Defend Third Party Claims. The Company shall have the right, exercisable by written notice to the applicable Indemnified Person(s) within thirty (30) days of receipt of the applicable Indemnification Notice, to select counsel to defend and control the defense of any third party claim set forth in such Indemnification Notice; provided that the Company shall not be entitled to so select counsel or control the defense of any claim if (i) such claim seeks primarily non-monetary or injunctive relief against the Indemnified Person or alleges any violation of criminal law, (ii) the Company does not, subsequent to its assumption of such defense in accordance with this Section 9.3, conduct the defense of the such claim actively and diligently, (iii) such claim includes as the named parties both the Company and the applicable Indemnified Person(s) and such Indemnified Persons reasonably determine upon the advice of counsel that representation of all such Indemnified Persons by the same counsel would be prohibited by applicable codes of professional conduct, or (iv) in the event that, based on the reasonable advice of counsel for the applicable Indemnified Person(s), there are one or more material defenses available to the applicable Indemnified Person(s) that are not available to the Company. If the Company does not assume the defense of any third party claim in accordance with this Section 9.3, the applicable Indemnified Person(s) may continue to defend such claim at the sole cost of the Company and the Company may still participate in, but not control, the defense of such third party claim at the Company’s sole cost and expense.

9.4. Settlement. No Indemnified Person shall consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the applicable Indemnified Person(s) (such consent not to be unreasonably withheld, conditioned or delayed), the Company, in the defense of any such claim, shall not consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting any Indemnified Person or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each such Indemnified Person(s) of an unconditional release of such Indemnified Person(s) from all liability with respect to such Action. In any such third party claim where the Company has assumed control of the defense thereof, the Company shall keep the applicable Indemnified Person(s) informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such Indemnified Person(s) copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such Indemnified Person(s) and their respective counsels to confer with the Company and its counsel with respect to the conduct of the defense thereof, and permit such Indemnified Person(s) and their respective counsel(s) a reasonable opportunity to review all legal papers to be submitted prior to their submission

10. Miscellaneous Provisions.

10.1. Public Statements or Releases. No party to this Agreement shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, other than a statement consistent with public announcements that were previously made by a party hereto in accordance with this Section 10.1. Notwithstanding the foregoing, nothing in this Section 10.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange.

10.2. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

10.3. Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and:

(a)	If to the Company, addressed as follows:

Avago Technologies Limited

c/o Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, CA 95131 Facsimile No.: (408) 435-6773

Attention: Anthony E. Maslowski and Patricia H. McCall

E-mail:	anthony.maslowski@avagotech.com
phmccall@avagotech.com

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Christopher Kaufman, Anthony Richmond and Gregory Rodgers

Facsimile No.: (650) 463-2600

Email:	christopher.kaufman@lw.com
anthony.richmond@lw.com
greg.rodgers@lw.com

(b)	If to the Purchaser, addressed as follows:

Silver Lake Partners

2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

Facsimile: (650) 233-8125

Attention: Karen King

Email: Karen.King@SilverLake.com

and:

Silver Lake Partners

9 West 57th Street, 32nd Floor

New York, NY 10019

Facsimile: (212) 981-3535

Attention: Andrew J. Schader

Email: Andy.Schader@SilverLake.com

with a copy to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Facsimile: (650) 251-5002

Attention: William H. Hinman, Jr.

Email: WHinman@stblaw.com

(c)	If to the Lead Manager, addressed as follows:

Deutsche Bank AG, Singapore Branch

Equity Capital Markets

Attention: Mrinal Parekh

Facsimile: +(65)6538-2629

E-mail: mrinal.parekh@db.com

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

10.4. Severability. If any part or provision of this Agreement is held unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Section 10.14 be construed as integral provisions of this Agreement and that all such provisions shall not be severable in any manner.

10.5. Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the Supreme Court of the State of New York, County of New York or the United States Federal District Court sitting for the Southern District of New York (and appellate courts thereof);

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 10.3 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

10.6. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

10.7. Expenses. Each of the Company and the Purchaser shall be responsible for the payment of their own fees and expenses incurred in connection with the proposed investment in the Securities, the negotiation of the Transaction Agreements and the consummation of the transactions contemplated thereby. For the avoidance of doubt, (i) the fees, costs and expenses of Deutsche Bank AG, Singapore Branch, serving as Lead Manager shall be expenses of the Company and (ii) this Section 10.7 shall not affect the Company’s obligations under Section 9.1.

10.8. Assignment. None of the parties may assign its rights or obligations under this Agreement or designate another Person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company and (y) the Purchaser; provided, that the Purchaser may assign its rights and obligations under this Agreement to one or more of its Affiliated Entities without the prior written consent of the Company. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

10.9. Confidential Information.

(a) The Purchaser acknowledges that from time to time, the Purchaser may be given access to non-public, proprietary information with respect to the Company (“Confidential Information”). For purposes hereof, for the Purchaser, Confidential Information does not include, however, (i) information which is or becomes generally available to the public in accordance with law other than as a result of a disclosure by the Purchaser or its directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources (“Representatives”) or their Affiliates, subsidiaries or franchisees in violation of this Section 10.9 or any other confidentiality agreement to which the Company is a party or beneficiary, (ii) is, or becomes, available to the Purchaser on a non-confidential basis from a source other than the Company or any of its Affiliates or any of its Representatives, provided, that such source was not known to the Purchaser (after reasonable investigation) to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, us or any of our subsidiaries or any of the Company’s representatives, (iii) is already in the Purchaser’s possession (other than information furnished by or on behalf of the Company or directors, officers, employees, representatives and/or agents of the Company), or (iv) is independently developed by the Purchaser without violating any of the confidentiality terms herein. The Purchaser agrees (i) except as required by law or regulatory or legal process, to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any Person other than to its Affiliates and its and their respective Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Notes (or the Ordinary Shares into which the Notes are convertible) and to cause those Affiliates and Representatives to observe the terms of this Section 10.9 and (ii) not to use Confidential Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Notes (or the Ordinary Shares into which the Notes are convertible).

(b) The Purchaser acknowledges that the United States securities laws prohibit any person who has received material, nonpublic information regarding the Company and its Subsidiaries from the Company and its Subsidiaries from purchasing or selling securities of the Company and the Purchaser agrees that for as long as the Purchaser possesses any Confidential Information that is material to the Company it will not purchase or sell any securities of the Company in violation of such laws.

10.10. Third Parties. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby; provided that (x) Article 9 shall be for the benefit of and shall be enforceable by each of the Indemnified Persons, (y) Section 10.14 shall be for the benefit of and shall be enforceable by each of the Specified Persons and (z) all of the provisions of this Agreement are for the benefit of and shall be enforceable by any Affiliated Entity that owns any Securities.

10.11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.12. Entire Agreement; Amendments. This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchaser; provided that the consent of the Lead Manager shall be required prior to any amendment to this Agreement adverse to the interests of the Lead Manager in its capacity as such. The Company, on the one hand, and the Purchaser, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by the Purchaser or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by the Purchaser or the Company, respectively.

10.13. Survival. The representations and warranties contained in this Agreement shall terminate upon the first to occur of (x) the twelve (12) month anniversary of the Closing or (y) the termination of this Agreement pursuant to Section 8.1 hereof.

10.14. Recourse.

(a) Notwithstanding anything to the contrary in this Agreement, the Purchaser’s liability for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or the failure of the Merger or the Closing to occur for any reason or otherwise in connection with the transactions contemplated by any Transaction Agreement or in respect of any oral representations made or alleged to have been made in connection therewith shall be no greater than $1,000,000,000 and the Purchaser shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by the Merger Agreement or any other Transaction Agreement in excess of such amount.

(b) Notwithstanding the fact that the Purchaser is a limited partnership, by its acceptance of the benefits of this Agreement, the Company acknowledges and agrees that it has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives of the Purchaser, or any of their respective successors or assignees or any of the former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, lenders, attorneys or other representatives or successors or assignees of any of the foregoing (in each a “Specified Person” and together, the “Specified Persons”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity in tort, contract or otherwise) by or on behalf any of the Specified Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Purchaser (but not any other Person) under and to the extent provided in this Agreement; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person for any obligation of the Purchaser or any of its successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation. Recourse against the Purchaser under this Agreement subject to the limitations and conditions set forth herein, together with any right to specific performance pursuant to Section 5.6 of this Agreement, shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Purchaser and any Specified Person in respect of any liabilities or obligations arising under, or in connection with, this Agreement or in connection with the failure of the Closing to be consummated for any reason or in respect of any representations made or alleged to be made in connection therewith, whether at law or in equity, in contract, in tort or otherwise. Nothing set forth in this Agreement shall confer or give or shall be construed to confer or give to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Purchaser as expressly set forth herein.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Anthony E. Maslowski
Name:	Anthony E. Maslowski
Title:	Chief Financial Officer

[Signature Page to Note Purchase Agreement]

PURCHASER:

SILVER LAKE PARTNERS IV, L.P.

By: Silver Lake Technology Associates IV, L.P., its general partner

By: SLTA IV (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:	/s/ Kenneth Hao
Name: Kenneth Hao
Title: Managing Director

[Signature Page to Note Purchase Agreement]

LEAD MANAGER:

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:	/s/ Piyush Gupta
Name:	Piyush Gupta
Title:	Director, Corporate Finance

By:	/s/ Tzi-Ying Leong
Name:	Tzi-Ying Leong
Title:	Director, Corporate Finance

[Signature Page to Note Purchase Agreement]